Exhibit 99.1

Tesla First Quarter 2019 Update

•     GAAP operating loss of $522M, GAAP net loss of $702M, including $188M of non-recurring charges

•     Cash and cash equivalents of $2.2B at Q1-end

•     Model 3 gross margin ~20% in Q1

•     Revealed Tesla Model Y

•     Started production of Full Self Driving computer

We ended the quarter with $2.2 billion of cash and cash equivalents, a $1.5 billion reduction from the end of 2018.  This reduction was driven by a $920 million convertible bond repayment and an increase in the number of vehicles in transit to customers at the end of Q1.  In addition, we began production and deliveries of Model 3 vehicles for overseas markets.  As noted in our Q1 2019 Vehicle Production & Deliveries letter, due to unforeseen challenges we had only delivered half of the quarter’s numbers ten days before the end of the quarter.  This caused a large number of vehicle deliveries to shift into Q2.

In Q1, we experienced non-recurring items that negatively impacted our net loss by $188 million.  As a result of Q1 pricing actions taken on Model S and Model X, we incurred net $121 million loss for increases in the assumed forecasted return rates for cars sold under our Residual Value Guarantee and Buy Back Guarantee programs, as well as inventory write downs for used and service loaner inventory.  We also incurred $67 million due to a combination of restructuring and other non-recurring charges.

Vehicle production and deliveries

We produced roughly 63,000 Model 3 vehicles in Q1, which was approximately 3% more than the previous quarter.  This improvement in production rate was modest mainly due to changes to the production process for the introduction of new variants of Model 3, fewer working days and a supplier limitation.

We started production and deliveries of Model 3 vehicles for overseas markets during Q1.  To quickly meet international demand, Europe and China Model 3 builds occurred in the first half of the quarter, with builds for local US markets in the second half. This wave of quarter-end deliveries in the US, China and Europe meant that even short delays caused deliveries to be deferred to Q2.  To improve our operations, cost efficiency and customer experience, we are in the process of balancing our regional vehicle builds throughout the quarter.

Mid-size premium sedan unit sales in Q1 Source: OEM Data

z

Price before incentives

Model 3 was yet again the best-selling premium car in the US in Q1, outselling the runner-up by almost 60%.  This is not surprising given that, for the first time in history, the price of an electric vehicle is lower than its gas-powered equivalents.  While global premium vehicle sales reached 8 to 9 million units (depending on definition) last year, the Model 3 is attracting buyers from other segments.  Since introduction of Model 3 Standard Range and Standard Range Plus, 69% of trade-ins were non-premium vehicles, indicating that Model 3 is demonstrating appeal beyond the premium segment.  Our global expansion for the Model 3 has just begun, competing in a segment that is vastly larger than just the US.  Model 3’s average selling price (ASP) in the US remains strong, as a majority of these orders are for long range or all-wheel drive versions.  We are also seeing increasing take rates of our Autopilot options, as this suite of features improves.

Source: OEM Data

Source: OEM Data

           Deliveries of Model S and Model X declined to 12,100 vehicles in Q1 compared to our two-
          year run rate of roughly 25,000 units per quarter.  This decline was mainly caused by weaker Q1 demand due to seasonality, pull-forward of sales into Q4 2018 in the U.S. due to the first scheduled reduction of the federal EV tax credit in Q1 and discontinuation of our 75 kWh battery pack.  We also had a mismatch between orders and deliverable cars.  For example, due to adjustments in pricing mid-quarter, the take rate for the performance versions of Model S and Model X increased faster than we were able to supply.

In Q1, the Model S and Model X production line was updated to accommodate the next generation of powertrain for these vehicles.  Our flagship vehicles now have a longer range and better performance.  Model S, with a 370 mile (EPA) maximum range, and Model X, with a 325 mile (EPA) maximum range, remain the longest range EVs ever made by a wide margin.  These products continue to lead in motor efficiency, allowing us to achieve improved range at a lower cost without increasing the capacity of our battery packs.  With an efficiency of 3.3 EPA miles / kWh, Model X is at least 25% more energy efficient than other SUV electric vehicles (2.1 to 2.6 miles / kWh).  These efficiencies also enabled us to re-introduce more compelling standard range versions – Model S with a 285 mile (EPA) maximum range and Model X with a 250 mile (EPA) maximum range – at an improved price point.

Tesla EPA range vs. competitors

Inventory in terms of days of sales

Unlike Model S and Model X, we do not build Model 3 vehicles to order.  Rather, given its significantly higher volume, we build different variants of Model 3 in batches (including regional versions), and every vehicle that leaves the factory initially becomes inventory.  While in inventory, those vehicles are then matched to a specific order made by each customer. As this was our first quarter delivering Model 3 outside of North America, we faced challenges in ramping our logistics channels and increasing the capacity of our international delivery operations.  In addition to these factors, with a massive number of cars being shipped globally from a single factory in Fremont, the international expansion of Model 3 unavoidably resulted in longer average shipping times and increased vehicles in transit.  Despite this, our global Model S, Model X and Model 3 inventory (including vehicles in transit and vehicles owned by our sales and service organizations) at the end of Q1 equaled 30 days of sales, less than half of US industry average and in line with our historical numbers.

Source: Autonews.com

Autopilot

We recently hosted our first ever Autonomy Investor Day, showcasing our new in-house designed full self-driving (FSD) computer and our AI-based software trained by more than 400,000 Tesla vehicles.  We expect this foundation will enable us to make our vehicles fully autonomous (subject to regulatory approvals) through over-the-air software updates, enabling Tesla and our customers to use the Tesla ride-hailing network fleet and generate income.  Our new FSD computer is capable of processing 2,300 images per second, about 21-times more than the processor we used previously.

A custom-made robotaxi capable of running about a million miles using a single battery pack, with all the sensors and computing power for full autonomy, should cost less than $38,000 to produce. We believe low vehicle cost, low maintenance cost and an expected powertrain efficiency of 4.5 miles per kWh should make this the lowest cost of ownership, and to be the most profitable autonomous taxi on the market.

Capacity expansion – Gigafactory Shanghai and Model Y

For the past two years, our primary focus has been on Model 3 production ramp and cost.  After all, it is imperative for the future of Tesla to produce Model 3 vehicles at high volume with sustainable profitability.  We have learned valuable lessons, not only about mass manufacturing but also about capital efficiency, which are incorporated into our expansion plans.

Relative capex per unit of capacity

We intend Model 3 to be the first step in a platform which we can cost effectively and quickly replicate across geographies and vehicle types.  We have spent years developing this platform, and Gigafactory Shanghai and our planned Model Y production line will be the first to reap the benefits of this investment.  Learning from our experience, we can now build a second-generation Model 3 line in China that we expect will be at least 50% cheaper per unit of capacity than our Model 3-related lines in Fremont and at Gigafactory 1.  Our Model Y manufacturing capacity will have the same simplicity as the line planned for Gigafactory Shanghai.

The long-range version of Model Y will be an all-electric compact SUV priced at $48,000, roughly $20,000 less than other all-electric SUVs.  Given the well-appointed standard equipment, superior acceleration and handling, interior size and up to 300 mile range that we expect for Model Y and the size of the addressable market, we believe it will ultimately have higher sales than Model S, Model X and Model 3 combined.

Energy generation and storage

In addition to focusing attention on growth of our vehicle production and deliveries, we are making exciting changes to improve our energy business.  For residential solar and energy storage, traditional industry-wide sales techniques require customized systems, installations and purchasing processes.  This results in a cumbersome buying experience and limits market potential.  As we have done for the vehicle business, the key to accelerating mass adoption is to standardize the product offering, simplify the customer buying experience, and focus on the markets with the strongest economics.  This results in cost efficiencies, enabling industry leading pricing and an expanded market.  Our residential customers can now purchase solar and energy storage directly from our website, in standardized increments of capacity.  We aim to put customers in a position of cash generation after deployment with only a $99 deposit upfront.  That way, there should be no reason for anyone not to have solar generation on their roof.  Energy storage production in the second half of 2018 was limited by cell production as we routed all available Gigafactory 1 cell capacity to supply Model 3.  Some Gigafactory 1 cell production has been routed back to the energy storage business, enabling us to increase production in Q1 by roughly 30% compared to the previous quarter.

Q1 2019 RESULTS

Revenue & Gross Margin

	Three Months Ended			Change
	March 31,	December 31,	March 31,
	2019	2018	2018	QoQ		YoY
Automotive revenue ($000)	$3,723,861	$6,323,219	$2,735,317	-41%		36%
Automotive gross margin – GAAP	20.2%	24.3%	19.7%	-415	bp	43	bp
Automotive gross margin excluding SBC and ZEV credit – non-GAAP	20.3%	24.7%	18.8%	-438	bp	149	bp

•	In Q1, we recognized $15 million in revenue from ZEV credit sales compared to less than $1 million in Q4 2018.
•	Approximately 2% of our vehicle deliveries were subject to lease accounting.
•	Model 3 gross margin declined slightly to ~20%.
•	Model S and Model X gross margin declined in Q1 predominantly due to reduced volume and pricing actions.
•

As a result of the pricing actions, we adjusted our sales return reserve for cars sold with a Resale Value Guarantee or Buy Back Guarantee.  This one-time adjustment had a negative revenue impact of $501 million with a corresponding decrease in automotive cost of goods sold impact of $409 million resulting in a $92 million reduction in gross profit.

	Three Months Ended			Change
	March 31,	December 31,	March 31,
	2019	2018	2018	QoQ		YoY
Energy generation and storage revenue ($000)	$324,661	$371,497	$410,022	-13%		-21%
Energy generation and storage gross margin	2.4%	11.5%	8.5%	-912	bp	-606	bp

•

Energy generation and storage revenue in Q1 decreased by 13% over Q4 2018.  This decrease was mainly driven by lower solar deployments that fell from 73 MW to 47 MW sequentially, which was partially offset by a 2% increase in storage deployments.  A new pricing and deployment strategy has been introduced in early Q2.

•	GAAP gross margin of the Energy generation and storage business in Q1 dropped to 2.4% compared to Q4 primarily due to reduced volume in the solar retrofit business.

Other Highlights

•	Service and Other revenue in Q1 decreased by 7% compared to Q4. This was predominantly due to decreased used car sales which move directionally with total new vehicle deliveries.
•

Service and Other gross margin in Q4 declined sequentially to negative 39%. Total gross loss of Service and Other increased compared to Q4.  This increase is primarily attributed to used car inventory revaluation and reduction of ASP relating to new car pricing actions.

•

Our total GAAP operating expenses increased to $1.09 billion in Q1, which was 6% more than in Q4 2018.  Excluding restructuring and other one-time items, operating expenses declined from Q4 2018 to Q1 2019.

•	Gains attributable to non-controlling interests impacted our income statement negatively by $35 million in Q1.
•

Interest and Other expenses were $123 million in Q1 compared to $182 million in Q4.  This reduced due to the repayment of the $920 million convertible notes and foreign exchange fluctuations primarily from a weaking euro.  Non-cash items accounted for $66 million of total interest expense.

•

We adopted the new leasing standard, ASC 842 on January 1, 2019, which resulted in (i) recognition of right-of-use assets of $1.29 billion (as “Operating lease right-of-use assets”) and lease liabilities of $1.24 billion for operating leases on the consolidated balance sheet, and (ii) de-recognition of build-to-suit lease assets (from “Property, plant & equipment”) and liabilities of $1.62 billion and $1.74 billion, respectively, with the net impact of $96.7 million recorded to accumulated deficit.

Cash Flow and Liquidity

•	Our cash position decreased from $3.7 billion to $2.2 billion mainly due to a $920 million repayment of convertible notes, of which $188 million negatively impacted operating cash flow.
•	Gigafactory Shanghai will be almost fully funded through local debt. Thus far, we have secured an approximately $522 million (as at March 31, 2019) credit line from local banks.
•	Our capital expenditures were $280 million in Q1 including early investments for Gigafactory Shanghai.

OUTLOOK

Although we are driving towards higher internal goals, we reaffirm our prior guidance of 360,000 to 400,000 vehicle deliveries in 2019, representing an increase of approximately 45% to 65% compared to 2018. Please note that vehicle production will be significantly higher than deliveries, as it takes several weeks to transport cars from California to distant customers, especially in other countries, where they must also be processed by customs. Deliveries, production and customer orders, which are all materially different, are often conflated when analyzing Tesla.

If our Gigafactory Shanghai is able to reach volume production early in Q4 this year, we may be able to produce as many as 500,000 vehicles globally in 2019. This is an aggressive schedule, but it is what we are targeting. However, based on what we know today, being able to produce over 500,000 vehicles globally in the 12-month period ending June 30, 2020 does appear very likely.

We continue to target a 25% non-GAAP gross margin on Model S, Model X and Model 3, depending on variant mix and option take rates as our product offerings change.

In response to the operational challenges we experienced with international expansion in Q1, we are in the process of balancing our regional vehicle builds throughout the quarter.  This provides an opportunity for additional cost efficiencies in our factory, supply chain, logistics operations and delivery centers.

With the recently announced product improvements on Model S and Model X, as well as continued expansion of Model 3 globally, we expect our order rate to continue to increase throughout the year as our production levels increase.  We believe we will deliver between 90,000 and 100,000 vehicles in Q2. Although it is possible to deliver a higher number of vehicles, we believe it is important to begin unwinding the "wave" approach to vehicle deliveries, where overseas cars have been made in the first half of the quarter and North American cars have been made in the second half. This puts extreme stress on Tesla, negatively affects our working capital needs and adds to our cost structure.

Energy generation and storage revenue should increase significantly in 2019.  This increase is driven mainly due to the storage business as we increase production to address our backlog in Powerwall orders and deliver on our pipeline of orders for commercial storage and an expected growth in retrofit solar deployments in the second half of 2019.  The gross margin of our Energy generation and storage business should grow as the energy storage margin continues to improve from its current level.

We expect our Services and Other business to grow as our fleet size and used car volumes increase.  We have refocused on operational efficiency of these businesses and are targeting gross margin improvements throughout this year.

Our 2019 capex, the vast majority of which will be to grow our capacity and develop new vehicles, is expected to be about $2.0 to $2.5 billion.  We believe this amount should be sufficient to continue to develop our main projects, such as Gigafactory Shanghai, Model Y and Tesla Semi, as well as for the further expansion of our Supercharger and service networks.

Operating cash flow less capex should be positive in every quarter including Q2.  As the impact of higher deliveries and cost reduction take full effect, we expect to return to profitability in Q3 and significantly reduce our loss in Q2.

Elon Musk	Zachary Kirkhorn

WEBCAST INFORMATION

Tesla will provide a live webcast of its first quarter 2019 financial results conference call beginning at 2:30 p.m. PT on April 24, 2019, at ir.tesla.com.  This webcast will also be available for replay for approximately one year thereafter.

NON-GAAP FINANCIAL INFORMATION

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis to supplement our consolidated financial results.  Our non-GAAP financial measures include non-GAAP gross margin, non-GAAP net income (loss) attributable to common stockholders, non-GAAP net income (loss) attributable to common stockholders on a per share basis, and operating cash flows less capital expenditures.  Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes.  These non-GAAP financial measures also facilitate management’s internal comparisons to Tesla’s historical performance as well as comparisons to the operating results of other companies.  Management also believes that presentation of the non-GAAP financial measures provides useful information to our investors regarding our financial condition and results of operations because it allows investors greater transparency to the information used by Tesla management in its financial and operational decision-making so that investors can see through the eyes of Tesla management regarding important financial metrics that Tesla management uses to run the business as well as allows investors to better understand Tesla’s performance.  Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Tesla’s operating performance.  A reconciliation between GAAP and non-GAAP financial information is provided below.

FORWARD-LOOKING STATEMENTS

Certain statements in letter, including statements in the “Outlook” section; statements relating to the development, production, ramp, timing, specifications and benefits of existing and future Tesla products, features and technologies such as Model 3, Autopilot, full self driving, the Tesla ride-hailing network, Tesla robotaxis, our solar offerings, Model Y, Tesla Semi and Supercharger; statements regarding growth in service and Supercharger networks; statements regarding growth of our energy business and the means to achieve such growth; statements regarding the potential size and growth of market opportunities for Tesla products and the catalysts for that growth; statements regarding the ability to achieve our targets with respect to product demand, volume, orders, production, deliveries, market share, inventory and deployment; statements regarding revenue, cash availability and generation, cash flow, gross margin, product pricing, cost of ownership, spending, capital expenditure and profitability targets; statements regarding productivity improvements, cost reductions and capacity expansion plans, such as for customer deliveries, logistics and vehicle servicing; statements regarding the Tesla Factory, Gigafactory 1, Gigafactory Shanghai and manufacturing of Model Y, including cost, project financing and timing, plans and output expectations, including those related to vehicle, battery and other production; and statements regarding the impact of changes to our customer delivery infrastructure, are “forward-looking statements” that are subject to risks and uncertainties.  These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties, actual results may differ materially from those projected.  The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: the risk of delays in the manufacture, production, delivery and/or completion of our vehicles and energy products and features; the ability of Tesla to design and grow simultaneous and separate market acceptance of and demand for Model S, Model X, Model 3 and their variants, as well as new vehicle models such as Model Y; the ability of suppliers to meet quality and part delivery expectations at increasing volumes, especially with respect to Model 3 parts; adverse foreign exchange movements; any failures by Tesla products to perform as expected or if product recalls occur; Tesla’s ability to continue to reduce or control manufacturing and other costs; consumers’ willingness to adopt electric vehicles; competition in the automotive and energy product markets generally and the alternative fuel vehicle market and the premium sedan, premium SUV and small to medium-sized sedan markets in particular; Tesla’s ability to establish, maintain and strengthen the Tesla brand; Tesla’s ability to manage future growth effectively as we rapidly grow, especially internationally; the unavailability, reduction or elimination of government and economic incentives for electric vehicles and energy products; Tesla’s ability to establish, maintain and strengthen its relationships with strategic partners such as Panasonic; potential difficulties in performing and realizing potential benefits under definitive agreements for our existing and future manufacturing facilities; Tesla’s ability to maintain schedules, output and cost estimates for our manufacturing facilities; and Tesla’s ability to execute on our strategy for service center, Supercharger and other locations and capabilities.  More information on potential factors that could affect our financial results is included from time to time in our Securities and Exchange Commission filings and reports, including the risks identified under the section captioned “Risk Factors” in our annual report on Form 10-K filed with the SEC on February 19, 2019.  Tesla disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Investor Relations Contact: Martin Viecha Investor Relations ir@tesla.com	Press Contact: Dave Arnold Communications press@tesla.com

Tesla, Inc.

Summary of Key Metrics

(Unaudited)

(In thousands, except metrics and per share data)

	Three Months Ended			Change
	March 31,	December 31,	March 31,
	2019	2018	2018	QoQ	YoY
Model S/X production	14,163	25,161	24,728	-44%	-43%
Model 3 production	62,975	61,394	9,766	3%	545%

Model S/X deliveries	12,091	27,607	21,815	-56%	-45%
Model 3 deliveries	50,928	63,359	8,182	-20%	522%
Vehicles sold under lease accounting (%)	2%	4%	8%	-2%	-6%

Solar deployed	47	73	76	-36%	-38%
Storage deployed	229	225	373	2%	-39%
Residential solar cash & loan (%)	73%	75%	63%	-2%	10%

Store and service locations	377	378	339	0%	11%
Mobile service fleet	550	411	248	34%	122%

Supercharger stations	1,490	1,421	1,205	5%	24%
Supercharger connectors	12,767	12,002	9,372	6%	36%
Destination charging connectors	22,399	21,541	16,941	4%	32%

Total revenues	$4,541,464	$7,225,873	$3,408,751	-37%	33%
Automotive gross margin excluding SBC and ZEV credit – non-GAAP	20.3%	24.7%	18.8%	-4.4%	1.5%
Total GAAP gross margin	12.5%	20.0%	13.4%	-7.5%	-0.9%

Operating expenses	$1,087,574	$1,029,364	$1,053,500	6%	3%
(Loss) income from operations	(521,831)	413,536	(596,974)	-226%	-13%
Operating margin	-11.5%	5.7%	-17.5%	-17.2%	6.0%

Net (loss) income per share attributable to common stockholders, diluted - GAAP	(4.10)	0.78	(4.19)	-626%	-2%
Net (loss) income per share attributable to common stockholders, diluted - non-GAAP	(2.90)	1.93	(3.35)	-250%	-13%

Net cash (used in) provided by operating activities	$(639,606)	$1,234,561	$(398,376)	-152%	61%
Capital expenditures	(279,932)	(324,978)	(655,662)	-14%	-57%
Operating cash flow less capital expenditures	$(919,538)	$909,583	$(1,054,038)	-201%	-13%

Cash and cash equivalents	$2,198,169	$3,685,618	$2,665,673	-40%	-18%

Tesla, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Revenues
Automotive sales	$3,508,741	$6,073,471	$2,561,881
Automotive leasing	215,120	249,748	173,436
Total automotive revenue	3,723,861	6,323,219	2,735,317
Energy generation and storage	324,661	371,497	410,022
Services and other	492,942	531,157	263,412
Total revenues	4,541,464	7,225,873	3,408,751
Cost of revenues
Automotive sales	2,856,209	4,658,517	2,091,397
Automotive leasing	117,092	127,731	104,496
Total automotive cost of revenues	2,973,301	4,786,248	2,195,893
Energy generation and storage	316,887	328,706	375,363
Services and other	685,533	668,019	380,969
Total cost of revenues	3,975,721	5,782,973	2,952,225
Gross profit	565,743	1,442,900	456,526
Operating expenses
Research and development	340,174	356,297	367,096
Selling, general and administrative	703,929	667,452	686,404
Restructuring and other	43,471	5,615	—
Total operating expenses	1,087,574	1,029,364	1,053,500
(Loss) income from operations	(521,831)	413,536	(596,974)
Interest income	8,762	7,348	5,214
Interest expense	(157,453)	(174,723)	(149,546)
Other income (expense), net	25,750	(14,205)	(37,716)
(Loss) income before income taxes	(644,772)	231,956	(779,022)
Provision for income taxes	22,873	21,878	5,605
Net (loss) income	(667,645)	210,078	(784,627)
Net income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests	34,490	70,595	(75,076)
Net (loss) income attributable to common stockholders	$(702,135)	$139,483	$(709,551)
Net (loss) income per share of common stock attributable to common stockholders – basic and diluted
Basic	$(4.10)	$0.81	$(4.19)
Diluted	$(4.10)	$0.78	$(4.19)
Weighted average shares used in computing net (loss) income per share of common stock – basic and diluted
Basic	172,989	172,026	169,146
Diluted	172,989	179,026	169,146

Tesla, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31,	December 31,
	2019	2018
Assets
Current assets
Cash and cash equivalents	$2,198,169	$3,685,618
Restricted cash	130,950	192,551
Accounts receivable, net	1,046,945	949,022
Inventory	3,836,850	3,113,446
Prepaid expenses and other current assets	464,908	365,671
Total current assets	7,677,822	8,306,308
Operating lease vehicles, net	1,972,502	2,089,758
Solar energy systems, net	6,241,637	6,271,396
Property, plant and equipment, net	9,850,929	11,330,077
Operating lease right-of-use assets	1,253,027	—
Goodwill and intangible assets, net	347,880	350,651
MyPower customer notes receivable, net of current portion	413,181	421,548
Restricted cash, net of current portion	353,679	398,219
Other assets	801,867	571,657
Total assets	$28,912,524	$29,739,614
Liabilities and Equity
Current liabilities
Accounts payable	$3,248,827	$3,404,451
Accrued liabilities and other	2,276,951	2,094,253
Deferred revenue	762,810	630,292
Resale value guarantees	480,225	502,840
Customer deposits	768,276	792,601
Current portion of long-term debt and finance leases (1)	1,705,711	2,567,699
Total current liabilities	9,242,800	9,992,136
Long-term debt and finance leases, net of current portion (1)	9,787,950	9,403,672
Deferred revenue, net of current portion	1,157,343	990,873
Resale value guarantees, net of current portion	211,390	328,926
Other long-term liabilities	2,475,135	2,710,403
Total liabilities	22,874,618	23,426,010
Redeemable noncontrolling interests in subsidiaries	570,284	555,964
Total stockholders' equity	4,605,596	4,923,243
Noncontrolling interests in subsidiaries	862,026	834,397
Total liabilities and equity	$28,912,524	$29,739,614

(1) Breakdown of our debt is as follows:
Recourse debt	$6,517,022	$7,080,584
Non-recourse debt	$3,485,597	$3,551,891

Tesla, Inc.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Cash Flows from Operating Activities
Net (loss) income	$(667,645)	$210,078	$(784,627)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation, amortization and impairment	467,577	496,737	416,233
Stock-based compensation	208,378	205,313	141,639
Operating cash flow related to repayment of discounted convertible notes	(188,107)	—	—
Other	216,292	123,385	153,805
Changes in operating assets and liabilities, net of effect of business combinations	(676,101)	199,048	(325,426)
Net cash (used in) provided by operating activities	(639,606)	1,234,561	(398,376)
Cash Flows from Investing Activities
Capital expenditures	(279,932)	(324,978)	(655,662)
Payments for the cost of solar energy systems, net	(25,261)	(28,923)	(72,975)
Business combinations, net of cash acquired	(650)	(11,108)	—
Net cash used in investing activities	(305,843)	(365,009)	(728,637)
Cash Flows from Financing Activities
Net cash flows from debt activities	(518,112)	(184,099)	172,865
Collateralized lease repayments	(133,891)	(216,081)	(87,092)
Net (repayments) borrowings under Warehouse Agreements and automotive asset-backed notes	(32,944)	193,086	174,028
Net cash flows from noncontrolling interests - Auto	(32,866)	37,575	24,599
Net cash flows from noncontrolling interests - Solar	(13,159)	(18,567)	(6,758)
Other	77,953	75,777	94,018
Net cash (used in) provided by financing activities	(653,019)	(112,309)	371,660
Effect of exchange rate changes on cash and cash equivalents and restricted cash	4,878	(3,821)	10,102
Net (decrease) increase in cash and cash equivalents and restricted cash	(1,593,590)	753,422	(745,251)
Cash and cash equivalents and restricted cash at beginning of period	4,276,388	3,522,966	3,964,959
Cash and cash equivalents and restricted cash at end of period	$2,682,798	$4,276,388	$3,219,708

Tesla, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Automotive gross profit – GAAP	$750,560	$1,536,971	$539,424
Stock-based compensation expense in automotive cost of revenue	16,560	22,566	15,078
ZEV credit revenue recognized	(15,412)	(768)	(50,314)
Automotive gross profit excluding SBC and ZEV credit – non-GAAP	$751,708	$1,558,769	$504,188

Automotive gross margin – GAAP	20.2%	24.3%	19.7%
Stock-based compensation expense	0.4%	0.4%	0.6%
ZEV credit revenue recognized	-0.3%	0.0%	-1.5%
Automotive gross margin excluding SBC and ZEV credit – non-GAAP	20.3%	24.7%	18.8%

Net (loss) income attributable to common stockholders – GAAP	$(702,135)	$139,483	$(709,551)
Stock-based compensation expense	208,378	205,313	141,639
Net (loss) income attributable to common stockholders – non-GAAP	$(493,757)	$344,796	$(567,912)

Net (loss) income per share attributable to common stockholders, basic – GAAP	$(4.10)	$0.81	$(4.19)
Stock-based compensation expense	1.20	1.19	0.84
Net (loss) income per share attributable to common stockholders, basic – non-GAAP	$(2.90)	$2.00	$(3.35)
Shares used in per share calculation, basic – GAAP and non-GAAP	172,989	172,026	169,146

Net (loss) income per share attributable to common stockholders, diluted - GAAP	$(4.10)	$0.78	$(4.19)
Stock-based compensation expense	1.20	1.15	0.84
Net (loss) income per share attributable to common stockholders, diluted - non-GAAP	$(2.90)	$1.93	$(3.35)
Shares used in per share calculation, diluted - GAAP and non-GAAP	172,989	179,026	169,146